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LARRY FINK’S CHAIRMAN’S LETTER TO SHAREHOLDERS
To our shareholders,
When I sit down to write this letter every spring, I reflect on the year that’s passed, and it often feels like a distant memory. By nature, I focus on what lies ahead. But right now, it’s not so easy to draw that distinction between years. More than 13 months after COVID-19 became a global health crisis, we are still confronting its impacts daily and have yet to return to normalcy. For billions of people around the world, the pandemic has brought on hardships – physically, emotionally, mentally and financially.
More than ever before, I think about what BlackRock stands for, who we serve and where we are making an impact in the world. The events of this past year have only further strengthened our sense of responsibility to help millions of people invest to build savings, make investing easier and more affordable, advance sustainable investing and contribute to a more resilient economy.
I am an optimist. And while there are still immediate and pressing matters such as economic relief and vaccination rollout to address, the events of 2020 have brought to the forefront heightened conversations, and more important, actions by governments and companies on issues such as climate change, racial equity and economic inequality. Major asset managers and financial institutions, including BlackRock, can make a significant impact in these areas and accelerate positive long-term developments.
That is why we are increasingly using our voice and our insights to advocate on behalf of clients for more sustainable and inclusive economies. We’re asking ourselves: how can we contribute to an effective transition to the net zero economy? How can we bring the voices of smaller and individual shareholders to the companies they invest in? How can we help more people benefit from the long-term growth of capital markets?

smaller and individual shareholders to the companies they invest in? How can we help more people benefit from the long-term growth of capital markets?

> **“BlackRock can help more and more people experience financial well-being only if we contribute to solutions for some of the most pressing issues our society faces today.”**

This starts with serving all our stakeholders; BlackRock exists because of them and we focused on meeting their needs through the pandemic. The platform we’ve built over three decades enabled us to help clients navigate the turbulent markets and heightened risk that characterized the early part of the pandemic. We prioritized providing resources to keep our employees and their families safe and healthy. We served our communities’ urgent needs by contributing to organizations delivering food security and supporting frontline workers. We provided greater transparency and more information to shareholders, so they could better understand how we were adjusting our operations and how our business was performing. By staying true to our purpose and serving all our stakeholders, 2020 included some of the proudest moments in BlackRock’s 33-year history.

What I look forward to most in a post-pandemic world is meeting in person with our clients again. Our entire business is built on *listening* to the people we serve and understanding their needs. There is no substitute for meeting in person to hear about the challenges and opportunities they face in trying to meet the needs of their own clients: pension beneficiaries in the United Kingdom retiring after long careers in public service; families in the United States saving to buy their first homes; and countries like Mexico, Norway and Japan looking to build new hospitals, schools and infrastructure. Helping our clients is what gives me, and the employees of BlackRock, our sense of purpose.

In this remote work environment, technology has made it easier to connect with people in places around the world – a convenience that will no doubt remain longer term and reduce the need for some of the travel we all used to do. But I miss the personal connections and unexpected ideas that come from meeting face-to-face and sharing a meal together. It’s often through a less structured conversation than one can have on a video call that we learn most about each other and experience intangibles, like culture, that are hard to see through a screen. These in-person conversations we have with all stakeholders are often the most fruitful in providing us with insights to better serve them.
It’s through my conversations over the past year that I’ve heard from people who feel even further away from being prepared with enough savings for retirement. Embedded in BlackRock’s purpose is a responsibility to help people not be left behind. That’s why we are working to educate, empower and prepare people with the investment solutions, technology and mindset required to invest for the long term. It is why we continuously push ourselves to evolve our business. And it’s why our Social Impact programs partner with organizations that are confronting structural barriers to financial resilience and economic mobility.
It’s the driving force behind our strategy in iShares®, where we are making it easier and more affordable for more people to participate in the growth of capital markets through ETFs. It’s why we are investing in technology, to help people construct portfolios that are more resilient across market cycles and throughout their lives. It’s why sustainable investing, including managing climate risk and promoting equity, is at the center of how we help clients invest. And it’s why BlackRock is at the forefront of creating new solutions to address the retirement crisis.
Investing in our business isn’t only about developing products and solutions or enhancing our operations. Just as important is putting time, money and effort into our culture and our people.
In the wake of the financial crisis more than 10 years ago, for example, challenging economic and market conditions created a difficult backdrop for companies globally, ourselves included. But our unwavering commitment to serving clients and meeting their needs over the long term guided our investments during this critical time, as it has throughout our history.
Since our acquisition of Barclays Global Investors in 2009, clients in more than 100 countries have entrusted BlackRock with $1.7 trillion of net new assets. Our assets under management have grown from $3.3 trillion to $8.7 trillion. As we have grown, we have prioritized using our increased scale to benefit our clients, through lower fees and trading costs and better investment sourcing. We consistently invested in our talented employees through development programs and benefits that supported both their growth and the growth of BlackRock. We created more than 7,500 jobs for new employees to join us. We invested in our culture and in defining our purpose, which unify us and serve as our constant north star, guiding all of our long-term decisions. We invested in our communities through partnerships with impact-driven organizations. We continuously enhanced our disclosures to increase transparency and accountability between BlackRock and our stakeholders. As a result of our continued investments in all our stakeholders, our stock delivered nearly 400% total return for our shareholders over the past decade, exceeding peers and broader markets.1
Our purpose, strategy and responsibility to society are all interconnected. By investing in BlackRock for the long term, we are able to better serve our clients, strengthen our culture, inspire and reward our employees and help advance our communities, which ultimately drives our ability to deliver long-term durable profits for our shareholders.
BlackRock’s 2020 results
While we did not design our operating model with this pandemic or an almost entirely virtual work environment in mind, the strength of our culture and long history of connecting a global and growing organization on one technology platform enabled us to adapt quickly as the world shifted to working remotely. This helped us to not miss a beat in serving our clients when they most needed our help. And that in turn resonated in our 2020 results.

More than any year before, 2020 highlighted the benefits of our unified Aladdin® platform. Aladdin enabled us to rebuild BlackRock beyond its walls and deliver operational resilience, advice and solutions for our clients. Aladdin also enabled more than 250 third-party Aladdin clients – asset managers, asset owners, banks and insurance clients – to operate seamlessly during this time.
Our strong 2020 performance was possible because of the dedication and tireless effort of our 16,500 employees. Throughout the past year, we have kept the health and safety of our employees and their families as the top priority. We committed to our employees, including those whose jobs were dependent on people being in the office, that we would not eliminate any roles as a result of the pandemic in 2020. We also implemented efforts to support employees, including company-paid COVID-19 diagnostic and antibody testing, and free on-demand physical, mental and emotional healthcare programs.

BlackRock’s success in 2020 meant we were able to do more to support our communities when they needed it most. We committed to donating $50 million to COVID-19 relief efforts, and to date, we have deployed more than half of this commitment to 60 food relief, community support and frontline response organizations serving the hardest-hit areas across 18 countries. BlackRock is also helping people in vulnerable communities build financial stability through job readiness programs and access to saving strategies and tools. By supporting organizations such as Generation, which trains job seekers across 14 countries with the skills necessary to access stable employment in high-demand sectors, BlackRock is advancing our purpose of helping more and more people experience financial well-being.
The importance of our culture
As I think about how far BlackRock has come in serving our clients and delivering for shareholders since becoming a public company, culture has been critical to creating value.
Through most of the past year, more than 90% of BlackRock employees worked from their homes. During these times, I realized the strength of our culture, how it binds us together and how it propels us forward. It’s reflected in: our employees’ deep sense of responsibility to help more and more people experience financial well-being; BlackRock’s investment in our employees, their families and communities; and in our commitment to running our business sustainably for the benefit of all stakeholders.
We never take our culture for granted. It’s why we invest so heavily and consistently in cultivating it and are relentless at ensuring that it is lived each day. Working from home makes it difficult, however, to nurture our culture in the same way we’re able to in person. We have employees, including more than 400 graduate program analysts, who have never set foot in our offices nor met their colleagues face-to-face. I firmly believe the culture we want can’t be built or maintained remotely over the long term and I am looking forward to having more people return to the office.
BlackRock’s high-performance culture is what enables us to stay ahead of clients’ needs. It challenges us to be forward-thinkers, problem solvers and innovators. A high-performance culture also requires diversity, empathy, equity, respect and inclusion.

I know our culture is not perfect. It depends on the contribution of 16,500 individuals. And in some cases, certain employees have not upheld BlackRock’s standards. I have made it clear to employees that we want to know when that happens, and those individuals don’t have a place at BlackRock. Rooting out misconduct – and ensuring an environment that doesn’t allow it – is critical to building the culture we all aspire to and ensuring everyone can experience BlackRock at its best. That is why we are taking a number of actions internally to promote an environment of respect and inclusivity and making enhancements to our processes for investigating employee complaints. At the same time, we have retained an external law firm to conduct a review of recent reports of employee-workplace matters and to provide recommendations on how we might further enhance our processes and procedures.
BlackRock must have a supportive, welcoming, inclusive and equitable work environment. This includes drawing on the expertise of people with varied backgrounds and perspectives.
“Just as we ask of other companies, we have a long-term strategy aimed at improving diversity, equity and inclusion (DEI) at BlackRock.”
Our goal is to build, develop and retain a diverse talent pipeline while fostering a culture where everyone feels seen, heard and empowered to thrive. Our strategy includes: mitigating bias in our hiring and talent management practices; providing professional development, sponsorship and executive coaching opportunities; raising awareness of DEI matters; and resetting behavioral expectations across the organization. In order to execute on our strategy, DEI needs to be owned by everyone at BlackRock and we must hold each other accountable.
To truly drive change, we must embed DEI into everything we do. Advancing a more equitable and inclusive environment begins by examining our own culture and talent practices, but we cannot be content to stop there. Our global strategy aims to advance DEI holistically. We are focused on racial equity and social justice in our investment and stewardship activities, and we’re using our voice to advocate for public policy changes that promote social justice. We are also enhancing connectivity and engagement with minority businesses that support our client investment activities, including by increasing our partnerships with diverse brokers, asset managers and vendors. We cannot help more and more people experience financial well-being without advancing equity and social justice.
Our long-term strategy is guided by our purpose
BlackRock’s culture and purpose are centered around our clients’ needs, and that is what guides our long-term strategy for growth. We built the industry’s most comprehensive investment platform across active and index, asset classes, geographies and exposures, all unified by one culture and one technology platform so we can focus on clients and support them with solutions no matter their objective or risk preference. BlackRock’s ability to be a whole-portfolio partner for clients has proven to be critical as more institutional and wealth clients are turning to us for help to build more resilient portfolios.

BlackRock’s strategy for future growth, which our Global Executive Committee carefully reviews with our Board of Directors each year, is aligned with our purpose and centers on helping clients navigate their most complex challenges as the investment landscape and the world change around them. By accelerating growth in iShares, illiquid alternatives and technology, keeping alpha at the heart of BlackRock and being a global leader in sustainable investing, BlackRock is uniquely positioned to provide whole-portfolio solutions for clients. This is leading to deeper and more comprehensive relationships with more clients and we believe will enable us to continue to deliver on our 5% organic base fee growth target.3
Making Investing Easier and More Affordable for More People
Our mission to help people save for the future starts with making it easier and more affordable for people to be invested in the capital markets.

Our more than 1,100 iShares ETFs make it simpler for anyone to access market opportunities anywhere in the world. In Brazil, for example, we launched the country’s first locally-listed ETF, making it easier for Brazilians to access global markets through a single investment at a low cost. In Germany, more than one million people contribute monthly to ETF savings plans composed of iShares ETFs. These plans allow regular investments for just one or two euros, meaning people can start investing earlier and in a way that works best for them. And our iShares Fixed Income ETFs once again proved their resilience, making it easier for anyone to buy and sell bundles of bonds while sidestepping a legacy marketplace that remains fragmented and comparatively difficult to access.
By giving individuals access to an entire market through a single investment, wealth managers an opportunity to customize portfolios in a more efficient and scalable way, and institutions the ability to allocate capital, adjust positions and manage risk more simply, iShares ETFs are unlocking tens of millions of new investors who are using this technology to help them achieve their goals. This has driven the growth of our iShares assets under management from $500 billion in 2009 to $2.7 trillion today.
To drive the next leg of growth for iShares, we are investing in new product innovation in areas like Fixed Income and Sustainable ETFs, offering value and quality across all our products and helping more people use iShares ETFs in more ways.
An Ability to Generate Differentiated Returns When Clients Need It Most
The COVID-19 pandemic and the subsequent monetary and fiscal policy actions from governments and central banks across the world has had a profound impact on investment portfolios. With equity markets near record highs and interest rates globally near historic lows, more and more investors are adjusting their portfolio allocations in search of alpha to help them achieve their objectives.
BlackRock has evolved our platform over time to better position ourselves to deliver more durable alpha across public and private markets and help more people reach their goals. That’s why we are investing heavily in areas such as investment sourcing, data analytics and technology while leveraging our global scale and reach.

Private markets in particular are becoming a critical component for alpha. More and more clients I speak with are looking to increase their allocations to illiquid alternatives for the yield and uncorrelated returns they offer, and we believe there is no manager better positioned to partner with clients than BlackRock. We are investing in product innovation, such as our Long Term Private Capital strategy, that seeks to better align incentives and meets client needs for longer duration solutions. We are advancing sustainable strategies, including through our global renewable power platform, which help clients capture investment opportunities presented by the transition to a net zero emissions economy. And we are investing in technology, such as eFront, to give clients greater transparency and an integrated view of their whole portfolio so they can better understand what is happening across their public and private investments.
Making Investing Clearer and More Informed with Aladdin
Last year, I wrote that the biggest change for asset managers will be how technology is used. In the future, asset managers will have to be as good at using technology as anything else they do – and as good at it as any tech firm. This became even more apparent during the pandemic as coronavirus worries injected severe bouts of extreme market volatility into the financial ecosystem. In this rapidly changing market environment, Aladdin delivered operational resilience and risk analysis that enabled BlackRock and the Aladdin community to adapt.
By creating a whole portfolio ecosystem with straight-through processing, we are making Aladdin the language of portfolios across public and private markets, while also providing greater scale and efficiency for clients. We are investing to bring Aladdin onto the cloud, partnering with leading providers like Snowflake, to make it easier for investors to analyze the exponential amount of data available to them and accelerate the pace of innovation in Aladdin. And we are investing in rapidly growing spaces like sustainability – both organically and through minority investments such as Clarity AI - to position Aladdin for the future of asset management.
At the heart of Aladdin is a data processing and risk management platform. As risks change over time, we are constantly monitoring the impact on companies and as a result, on our clients’ portfolios. We see a very real example of this related to climate change and the risks and opportunities it presents. Climate risk, and other risks related to a company’s long-term sustainability, is investment risk. And over the last several years, there has been a proliferation of data related to the impacts of climate change on businesses and society. We launched Aladdin Climate to extend our capabilities to help BlackRock and our Aladdin clients better understand the impacts of both physical risk and transition risk associated with climate change on their portfolios.
Through Aladdin Climate, we are building tools and analytics to track investment portfolios’ trajectories toward net zero emissions, quantifying the impact of climate change on strategies ranging from cash management to illiquid alternatives, and helping catalyze increasingly robust and standardized climate data and metrics so more investors can understand, report and act on climate change.
Advancing Sustainable Investing to Drive Better Outcomes for Investors
BlackRock’s commitment to sustainability is embedded across our business because our deeply held investment conviction is that integrating sustainability can help investors build more resilient portfolios and achieve better long-term, risk-adjusted returns. That is why we have made sustainability integral to the way we manage risk, generate alpha, build portfolios and pursue investment stewardship.
As the pandemic took hold, we saw investors of all types and sizes choose to tilt their investments toward sustainability-focused companies in greater magnitude than ever before. Investors in mutual funds and ETFs invested more than $360 billion globally in sustainable assets in 2020, more than double the amount invested in 2019.4 BlackRock captured a leading $68 billion of net new assets across our sustainable investment strategies.
Earlier this year, I asked all companies BlackRock is invested in on behalf of our clients to disclose a plan for how their business model will be compatible with a net zero economy, because every company will be profoundly affected.

“BlackRock’s net zero commitment centers on helping clients prepare their portfolios for a net zero world, and our ambition is to have net zero emissions across all our assets under management by 2050.”
In line with this ambition, I’m proud that BlackRock announced recently that we joined the Net Zero Asset Managers Initiative.
We are committed to making our ambition a reality and we are evolving our business to embed the management of climate-related risks and opportunities across our strategy and operations. As we outlined in our 2021 sustainability commitments, we are: advocating for companies to transition their own business models; offering our clients more choice to reallocate their capital; helping clients realize the substantial investment opportunities that will come from the climate transition; and investing in better data, tools and technology to measure and assess the impact on portfolios of climate and other sustainability factors.

The importance of government policy – including mandatory disclosure – in advancing toward net zero
Achieving a net zero economy will require both technological innovation and planning over decades. Much of the conversation is currently focused on public companies and their role in that transition. They have an important role to play. Government, however, must play the leadership role in addressing this crisis: setting standards, creating the right incentives, putting a price on carbon and investing in the technology and infrastructure required for the energy transition. Every level of government working in partnership with the private sector is required to ensure a just transition that protects people’s livelihoods, vulnerable communities and developing nations. Within the corporate world, the focus today is primarily on public companies – and understandably so. BlackRock has been a major advocate of enhancing public companies’ disclosure of sustainability data. This will benefit both investors and broader society. But we cannot overlook the role of private companies as well. If large private companies are not held to the same level of scrutiny as public companies, we will create an unintended incentive to shift carbon-intensive assets to markets with less transparency and, often, less regulation. This might make public companies look better but will do nothing to advance us toward a net zero economy by 2050. By contrast, global implementation of carbon pricing mechanisms is an essential tool for reducing demand for fossil fuels.
I believe that private markets will play an indispensable role in the net zero transition. Many of the investments needed, such as renewable power infrastructure, are best financed through private structures. In addition, the decarbonization technologies needed to achieve net zero are highly experimental and demand investors, often private entities, with a high tolerance for risk and a long investment timeline.
I strongly believe we also need a comprehensive disclosure regime that covers not only public companies, but large private companies as well. In many areas, such as carbon disclosure, I believe that voluntary disclosure can be best and companies shouldn’t wait for government-mandated disclosure. However, climate risk is both such a significant investment risk and massive societal risk that I believe we need a globally-consistent sustainability reporting framework. The business ministry in the U.K. and the SEC in the U.S. are already moving forward on enhanced disclosure, which I support. Global consistency is critical, and I urge regulators across the globe to work together on this front.
A consistent set of reporting standards will promote access to consistent, high-quality and material public information that will enable both asset owners and asset managers to make more informed decisions about how to achieve durable long-term returns. Crucially, to ease companies’ concerns as they adopt these disclosures for the first time, governments should pair any mandate with temporary legal protections to shield companies from liability as long as they make a best effort at representing material risks.

The silent crisis of retirement and what BlackRock is doing to help millions of people build savings
To build a more just and equitable society for more people, we also need to address the retirement crisis. While challenges vary country by country, we’ve known for a long time that millions of people are approaching retirement with inadequate savings. In the U.S., nearly 50% of households over 55 years old have no retirement savings.5 In Latin America, many existing retirement systems are unable to accommodate the growing wealth creation and rising income levels that are bringing millions of people into the middle class. And in several countries across East and Southeast Asia, an aging population is posing a significant challenge for their retirement systems.
A year like 2020 puts people even further behind. The loss of millions of jobs as a result of the pandemic is causing real pain for families today, with many individuals now thinking they’re going to have to continue to work in some capacity during retirement. And for too many people, retirement planning is deprioritized because of imminent needs.
BlackRock is committed to building more intuitive, resilient retirement solutions so that more people can save for retirement. We are working with governments and the private sector across dozens of countries to provide our retirement system expertise, insights, products and services. With more than half of our assets linked to retirement, BlackRock’s commitment to addressing the silent retirement crisis across the world is instrumental to our future success as an organization and central to fulfilling our purpose.
Investing in growing markets, like China, to help more and more people experience financial well-being
Our focus on investing for the long term and living our purpose is also reflected in the way we approach growing markets. The Chinese market represents a significant opportunity to help meet the long-term goals of investors in China and internationally. It also provides us an opportunity to help address the challenge of retirement for millions of people in China.

Many of our global clients are looking to BlackRock to help them invest in this market for the return opportunities and portfolio diversification that Chinese assets offer. Although China represents the second-largest economy and capital market in the world, Chinese equity and bond markets are only 3% owned by foreign investors.6
We are also committed to helping more people in China meet their long-term goals, such as retirement. China has a high savings rate, but most of that money is currently in bank accounts, where it is generating only a small amount of interest. For China to address its retirement challenge, these assets must be put to work in products that can offer greater returns.
As China’s capital markets continue to open to foreign firms, BlackRock has taken meaningful actions to expand our onshore presence and respond to the needs of our clients. We are in the final stages of receiving regulatory approvals to set up a wholly-owned fund management company and an asset management joint venture with China Construction Bank and Temasek. As BlackRock deepens its partnerships and grows its presence in China, I am optimistic that we can help create a better future for more people.
Commitment to lead by example: Importance of transparency to drive accountability
When BlackRock went public over 20 years ago, we understood that with access to more capital came greater responsibility. Being a public company brought a new type of transparency and discipline to our firm, with constant feedback from the market on where we were succeeding and where we needed to improve. At the time – in 1999 - that meant reporting quarterly and annual financial results and telling the market who we were, because few people knew us. Now, more than 20 years later, the external demand from all stakeholders for more transparency is growing exponentially. And it’s no longer just about financial metrics.
BlackRock’s shareholders want more information to assess material sustainability risks and opportunities. They want to know: How does BlackRock instill and maintain its culture? What is BlackRock doing to advance racial and gender equity within our own organization and beyond our walls? What is BlackRock’s strategy for achieving net zero carbon emissions by 2050?

Clients increasingly want more transparency on their investments. They want to know what they’re holding, from the underlying stocks and bonds in their portfolio to the carbon emissions of that portfolio. BlackRock has invested in making carbon emissions data and ESG scores available for our iShares ETFs and mutual funds globally, and we are working to raise the bar for transparency across the industry in pursuit of helping clients and meeting their needs.
We recognize that as our company has grown, there is increasing interest from all stakeholders in our stewardship efforts and we committed to providing more transparency on our work. For example, in 2020 we published 57 vote bulletins, which explain our vote decisions, and the engagement and analysis underpinning them, on certain high-profile proposals at company shareholder meetings. This is five times more than in the previous three years combined.
As a leading asset manager, we also embrace a broader set of responsibilities to improve markets and the investment landscape for all investors through our public policy efforts. We always strive for open dialogue and transparency on the important issues that we advocate for: policies that increase financial market transparency, protect investors and facilitate responsible growth of capital markets.
Effective disclosure drives accountability and can lead to real change in how companies are managed for the benefit of all stakeholders. We are at the beginning of a major shift in the way companies provide data and disclosures and BlackRock intends to meet the same standards of transparency that our stewardship team asks of others and to lead by example. It is why we released our first Task Force on Climate-related Financial Disclosures (TCFD)-aligned and Sustainability Accounting Standards Board (SASB)-aligned reports in 2020. It is why we released the EEO-1 data on the racial, ethnic and gender diversity of our workforce. It is also why we are expanding our Scope 3 emissions reporting to include the aggregate emissions attributable to the investment portfolios we manage on our clients’ behalf, where data permits, and will be announcing an interim target on the proportion of our assets that will be aligned to net zero by 2030. As the sustainability landscape evolves, we will continue to refine and expand our disclosures to help all stakeholders assess our efforts on material environmental, social and governance matters.
In every aspect of our work, we are cognizant that whether we are working with asset management or Aladdin clients, counterparties, regulators, employees, communities or shareholders, we must always act in a way that will earn and maintain the trust and respect of those we interact with. That begins with acting in a transparent and accountable way, and we take this approach with all our stakeholders.
Guided by our Board of Directors
Much of BlackRock’s success can be attributed to our engaged Board of Directors who act as stewards on behalf of our shareholders in overseeing BlackRock’s management and operations, evaluating risk and opportunities for our business and challenging our management team. The Board regularly reviews the pillars that underpin BlackRock’s ability to generate long-term value and our directors have played an integral role in helping us navigate our business through the pandemic.
A key component of preparing the firm for the future is preparing the next generation of leaders. While I have no intention of leaving BlackRock anytime soon, I have worked diligently with the Board over the past decade on building a strong bench of talent that represents the breadth of our business. We continue to move our senior leaders into new roles that provide them with the diversity of experience, global perspective and One BlackRock mindset that will allow them to lead BlackRock to new heights long after Rob Kapito and I have moved on.
The diverse backgrounds of our individual directors also play a significant role in their ability to oversee our business from a variety of perspectives. We make diversity in gender, race, ethnicity, age, career experience and nationality, as well as diversity of mind, a priority when considering director candidates.
In March of this year, our Board voted unanimously to nominate Hans Vestberg, Chairman and CEO of Verizon, for election at our annual meeting. Hans brings a tremendous amount of senior leadership and international experience, as well as deep knowledge of technology and sustainability. I believe the Board and BlackRock will benefit greatly from his wisdom as we expand in key markets in Europe, use technology to continue transforming our business and further embed sustainability into our investment processes and corporate practices.
At the same time, we are incredibly fortunate to have had Mathis Cabiallavetta, who will be retiring from our Board this year, as a valued director of BlackRock. Mathis has given the Board invaluable guidance and leadership over his time with us. His global and financial expertise and knowledge of European financial markets has been critical as we have grown in the EMEA region and as a firm globally. His passion and dedication to BlackRock will be missed by the entire Board and by the BlackRock leadership team.

We will continue to evolve our Board over time to reflect the breadth of our global business and to guide us as we move forward in an ever-changing environment.
Moving forward together: Our commitment to you
Each year, I have the privilege of writing to you about BlackRock’s outlook and plans for the future. And each year, I am more excited about the pace of change and size of opportunities that we are seeing.
Just as BlackRock is a fiduciary to our clients, helping them invest for the future, I recognize many of you are investing in BlackRock to achieve your own long-term goals and I want to thank you for your continued support.
By investing in and operating our business for the benefit of all stakeholders, BlackRock has been able to deliver durable, long-term profitability for you – our shareholders. Since our company went public in 1999, our stock has delivered over 7,500% in total return and we will continue leveraging our scale, globally diverse investment platform and capabilities in technology and portfolio construction to differentiate ourselves as we look ahead.

Source: S&P Global. The performance graph is not necessarily indicative of future investment performance. Please refer to the Important Notes section for information on constituents of the SNL U.S. Asset Manager Index.
We will continue to live by our purpose so we can: help millions of people invest to build savings; make investing easier and more affordable; advance sustainable investing; and contribute to a more resilient economy.

And we will be guided by our culture and a set of newly enriched principles that reflect who we are today and in the future:
We are a fiduciary to our clients. Their interests come first.
We are One BlackRock. We work collaboratively to create the best outcomes for our clients, our firm and the communities where we operate.
We are passionate about performance. We are relentless about finding better ways to serve clients and improve our firm.
We take emotional ownership. The people we serve entrust us to help them prepare for the future. Our culture is defined by the deep sense of responsibility we feel to our clients and to each other.
We are committed to a better future. We are long-term thinkers, focused on helping people build a better tomorrow. And we always strive to serve more people, and to find new and innovative ways to help them achieve financial well-being.
Sincerely,
Laurence D. Fink
Chairman and Chief Executive Officer
© 2020 BlackRock, Inc. All rights reserved.

1	Data is reflective of 1/1/2011 – 12/31/2020. Past performance is not indicative of future results.
2	Operating income and EPS growth figures are as adjusted. See BlackRock’s 2020 10-K for an explanation of the use of non-GAAP financial measures and a reconciliation to GAAP.
3	Target is based on estimates and assumptions. There is no guarantee that it will be achieved.
4	Source: Simfund, Morningstar, Broadridge and BlackRock. Data as of December 31, 2020.
5	Source: U.S. Government Accountability Office. https://www.gao.gov/assets/gao-19-442r.pdf
6	Source: BlackRock. https://www.blackrock.com/us/individual/insights/investing-in-china

IMPORTANT NOTES
OPINIONS
Opinions expressed are those of BlackRock, Inc. as of April 2021 and are subject to change.
BLACKROCK DATA POINTS
All data reflects as-adjusted full-year 2020 results or is as of December 31, 2020, unless otherwise noted. 2020 organic growth is defined as full-year 2020 net flows divided by assets under management (AUM) for the entire firm, a particular segment or particular product as of December 31, 2019. Long-term product offerings include active and passive strategies across equity, fixed income, multi-asset and alternatives, and exclude AUM and flows from the cash management and advisory businesses.
INDUSTRY DATA POINTS
All data is as of December 31, 2020 unless otherwise noted.
As of December 31, 2020, the SNL U.S. Asset Manager Index included: Affiliated Managers Group Inc.; AllianceBernstein Holding L.P.; Ameriprise Financial Inc.; Apollo Global Management Inc.; Ares Management Corporation; Artisan Partners Asset Management Inc.; Ashford Inc.; Associated Capital Group Inc.; BlackRock, Inc.; Blackstone Group Inc.; BrightSphere Investment Group Inc.; Carlyle Group Inc.; Cohen & Steers Inc.; Diamond Hill Investment Group; Federated Hermes Inc.; Fifth Street Asset Management Inc.; Franklin Resources Inc.; GAMCO Investors Inc.; Great Elm Group; Hamilton Lane Inc.; Hennessy Advisors Inc.; Invesco Ltd.; Janus Henderson Group Plc.; KKR & Co; Manning & Napier Inc.; Medley Management Inc.; Pzena Investment Management Inc.; Safeguard Scientifics Inc.; Sculptor Capital Management Inc.; SEI Investments Co.; Silvercrest Asset Management Group; T. Rowe Price Group Inc.; The Gabelli Equity Trust; U.S. Global Investors Inc.; Victory Capital Holdings Inc.; Virtus Investment Partners Inc.; Waddell & Reed Financial Inc.; Westwood Holdings Group Inc.; WisdomTree Investments Inc.
GAAP AND AS-ADJUSTED RESULTS
See pages 37-38 of our 2020 10-K for an explanation of the use of non-GAAP financial measures and a reconciliation to GAAP.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
BlackRock, Inc. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2021 Annual Meeting (the “2021 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2021 Proxy Statement and other materials to be filed with the SEC in connection with the 2021 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2020 Annual Meeting of Stockholders (the “2020 Proxy Statement”), filed with the SEC on April 9, 2020, or the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021 (the “Form 10-K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the 2020 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.
SHAREHOLDERS ARE URGED TO READ THE 2021 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2020 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.
Shareholders will be able to obtain, free of charge, copies of the 2021 Proxy Statement (when filed), 2020 Proxy Statement, Form 10-K and any other documents filed or to be filed by the Company with the SEC in connection with the 2021 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.blackrock.com) or by writing to the Company’s Secretary at BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.